American High-Income Municipal Bond Fund
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$131,221
Class B	$15
Class C	$7,065
Class T*	$-
Class F-1	$8,811
Class F-2	$29,151
Class F-3	$4,691
Total	$180,954
Class R-6	$12,641
Total	$12,641
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.5885
Class B	$0.3826
Class C	$0.4703
Class T	$0.1978
Class F-1	$0.5765
Class F-2	$0.6157
Class F-3	$0.3231
Class R-6	$0.6346
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	231,616
Class B	-
Class C	14,567
Class T	1
Class F-1	14,846
Class F-2	38,421
Class F-3	26,782
Total	326,233
Class R-6	24,166
Total	24,166
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.73
Class B	$-
Class C	$15.73
Class T	$15.73
Class F-1	$15.73
Class F-2	$15.73
Class F-3	$15.73
Class R-6	$15.73
*Amount less than one thousand